Exhibit 10.264

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Amended and Restated Effective January 1, 2009

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

I.	NAME AND PURPOSE

The name of this plan is the Pharmaceutical Product Development, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”). Its purpose is to provide members of the Board of Directors of Pharmaceutical Product Development, Inc. (the “Company”) who are not also employees of the Company with the opportunity to defer (i) cash compensation earned as a director and (ii) shares of Company stock received upon the lapse of restrictions on restricted stock of the Company. The Plan is an amendment and restatement of the predecessor plan, the Pharmaceutical Product Development, Inc. Deferred Compensation Plan for Directors (the “Prior Plan”) whose terms were frozen and grandfathered under prior law effective as of December 31, 2004.

II.	EFFECTIVE DATE

A.	The Plan is hereby amended and restated effective as of January 1, 2009 to reflect certain design changes in order for the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to otherwise meet current needs.

B.	It is the intent of the Company that amounts deferred under the Plan shall not be taxable to any Director for income tax purposes until the time actually received by the Director.

III.	PARTICIPANTS

All non-employee members of the Board of Directors of the Company (“Directors”) shall be eligible to participate in the Plan. Any such Director who elects to participate in the Plan is hereinafter called a “Participant.” Any individual who participated in the Prior Plan as of December 31, 2004 shall automatically become a Participant in this Plan as of January 1, 2005. The Company will establish for each Participant one or more unfunded deferred compensation accounts, as specified in Articles V and VII.

IV.	DEFERRAL OF CASH COMPENSATION

A.

On or before December 31 of any year, each Director eligible to participate shall be entitled to make an irrevocable election on the form established from time to time by the Committee (hereinafter the “Cash Compensation Deferral Agreement”) to defer receipt of all or a specified portion of the cash compensation otherwise payable (whether or not otherwise deferred) from the Company for the following calendar year. Such election shall remain effective only for such following calendar year, and separate elections must be made with respect to each subsequent calendar years. The term “cash compensation” as used herein shall mean compensation paid to Directors by the Company for services rendered to the Company as a Director in the form of either annual retainer or meeting fees.

B.	For the first calendar year that a Director becomes eligible, a Director must complete, execute, and return to the Committee a Cash Compensation Deferral Agreement within 30 days after the Director becomes eligible; provided the Director has not participated in any other nonqualified deferred compensation plan that is an account balance plan maintained by the Company. Elections under the Prior Plan with respect to cash compensation payable in the 2005 calendar year, which were made on or prior to December 31, 2004 (or, to the extent applicable, prior to March 15, 2005, pursuant to the transition rules applicable to Code Section 409A), shall be recognized under the terms of this Plan in accordance with rules adopted by the Committee in lieu of being recognized under the terms of the Prior Plan.

C.	Directors may elect to defer receipt of up to 100% of their cash compensation.

V.	CASH COMPENSATION DEFERRAL ACCOUNTS

A.	Separate Cash Compensation Deferral Accounts shall be established and maintained for each Participant reflecting the amount deferred by the Participant in the Plan with respect to each separate plan year.

B.	At the end of each calendar quarter an amount equal to the Participant’s deferral for such quarter shall be credited to the appropriate Cash Compensation Deferral Account of such Participant to reflect the cash compensation otherwise payable during periods ending in that calendar quarter but deferred pursuant to the Plan by the Participant. Interest will be credited to the Participant’s Cash Compensation Deferral Account as of the last day of each calendar quarter based upon the balance in the Participant’s Cash Compensation Deferral Account on the first day of such quarter after reducing that Cash Compensation Deferral Account to reflect any distributions or withdrawals from such Cash Compensation Deferral Account during such quarter and after crediting the Cash Compensation Deferral Account with fifty percent of the deferrals for such calendar quarter. Interest for each calendar quarter shall be based on the three month London Interbank Offered Rate (or similar index designated by the Committee) plus 1.5%.

VI.	[RESERVED]

VII.	DEFERRAL OF RESTRICTED STOCK

A.	For purposes of this Article VII, the following terms shall be defined as follows:

Common Stock. “Common Stock” shall mean the common stock of Pharmaceutical Product Development, Inc., $0.05 par value per share.

Restricted Stock/Restricted Stock Award. “Restricted Stock” or “Restricted Stock Award” shall mean a share of restricted Common Stock that was granted to a Director under a Stock Plan.

Restricted Stock Deferral Agreement. “Restricted Stock Deferral Agreement” shall mean the form established from time to time by the Committee that a Director completes, executes, and returns to the Committee to defer the receipt of shares of Common Stock upon the lapse of restrictions on Restricted Stock Awards.

Restricted Stock Unit/RSU. “Restricted Stock Unit” or “RSU” shall mean units of deemed investment in shares of Common Stock in accordance with Article VII of the Plan.

Restricted Stock Unit Account/RSU Account. “Restricted Stock Unit Account” or “RSU Account” shall mean the record of a Participant’s interest in this Plan represented by the number of RSUs related to shares of Restricted Stock deferred hereunder, adjusted for distributions, withdrawals, and other similar activities as provided in the Plan.

Stock Plan. “Stock Plan” shall mean collectively the equity incentive plans adopted by the company from time to time or under which the Company has Restricted Stock Awards outstanding, and individually, such equity incentive plan governing any particular Restricted Stock Award.

B.	The provisions of this Article VII shall apply to all deferral elections made in compliance with this Article VII. All Directors who receive a Restricted Stock Award under a Stock Plan of the Company after the effective date of this Plan whose agreement provides that the recipient may elect to defer the receipt of such Restricted Stock Award are permitted to make deferral elections with respect to such Restricted Stock Awards under this Plan by following the provisions of this Article VII.

C.	Eligible Directors who elect to defer Restricted Stock Awards must enter into an irrevocable Restricted Stock Deferral Agreement, in the form approved by the Committee, which provides for the exchange of shares of Restricted Stock for Restricted Stock Units. A Restricted Stock Deferral Agreement must be filed: (i) within 30 days of the date that a Restricted Stock Award is granted, provided that the earliest that any restriction imposed on any portion of such award shall lapse is at least 13 months from the date that the Restricted Stock Award is granted or (ii) in the event that (i) does not apply, prior to the date that a Restricted Stock Award is granted.

D.

Each Restricted Stock Deferral Agreement shall set forth: (a) the number of shares of Restricted Stock to be deferred; (b) the date of grant of such shares of Restricted Stock; (c) the date or dates on which the restrictions imposed on such shares of Restricted Stock lapse; (d) the date on which the Restricted Stock Units credited to the Participant’s Restricted Stock Unit Account shall become payable;

(e) whether distribution of the Restricted Stock Units shall be in installments or in a lump sum; and (f) any other item determined to be appropriate by the Committee. Participants agree to execute any form that may be required by the Company’s stock transfer agent with respect to book-entry or certificated shares. If the shares are not held in book-entry format by the Company’s stock transfer agent, eligible Directors deferring Restricted Stock Awards must also tender the certificates for the shares of Restricted Stock with respect to which the Restricted Stock Deferral Agreement is being entered into at the time the Restricted Stock Deferral Agreement is tendered.

E.	The effective date of the deferral of Restricted Stock hereunder is the close of business on the business day on which the Committee, or its designee, receives the Restricted Stock Deferral Agreement, and if the shares of Restricted Stock are not held in book-entry format, the certificates for the shares of Restricted Stock, along with any properly completed and executed stock powers that may be requested by the Committee.

F.	Until the date specified in the Participant’s Restricted Stock Deferral Agreement as the date on which restrictions on the shares of Restricted Stock will lapse, RSUs credited to such Participant’s Restricted Stock Unit Account upon the deferral of such shares of Restricted Stock shall remain subject to forfeiture under the provisions of the Stock Plan and any related Restricted Stock Award agreement in the same manner as the shares of Restricted Stock deferred hereunder. The RSUs will be subject to restrictions identical to the restrictions on the shares of Restricted Stock deferred hereunder, and the restrictions on the RSUs shall lapse, if at all, at the same time and in the same manner that the restrictions on the shares of Restricted Stock would have lapsed had the participant not made a deferral election.

G.	For each Participant electing to defer Restricted Stock, upon the effective date of the deferral, a RSU Account will be established by the Company, reflecting one RSU for each Restricted Stock share deferred hereunder. A subaccount representing cash equal to the earnings credited to the RSU Account with respect to dividend equivalents and interest thereon as calculated pursuant to Section V.B hereof, will also be established, unless the Participant has elected to receive earnings attributable to RSUs currently, and not on a deferred basis, pursuant to Section VII.J hereof. Earnings will be credited to the Participant’s cash subaccount as follows: on each date on which the Company pays a dividend on its Common Stock, an amount equal to such dividend will be credited to the Participant’s Account with respect to each RSU. Then, an additional amount will be credited to the Participant’s cash subaccount to reflect earnings pursuant to Section V.B hereof to reflect earnings on the dividend equivalents from the time they were credited to the cash subaccount hereunder.

H.

In the event of a stock dividend, split-up, or combination of the Common Stock, merger, consolidation, reorganization, or recapitalization affecting the Common Stock, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Article VII, then the Committee may make appropriate adjustments to the number of Share Units credited to any RSU Account. The determination of the Committee as to such adjustments, if any, shall be binding and conclusive.

I.	Restricted Stock Units shall be distributed in the form of Common Stock. Distributions from a Participant’s RSU Account and related RSU cash subaccount pursuant to Article VIII hereof will be computed as follows: with respect to the Participant’s RSU Account, one share of Common Stock will be distributed for each RSU credited to such RSU Account; and with respect to the Participant’s RSU cash subaccount, cash in the amount credited to such subaccount will be paid to the Participant.

J.	A Participant may elect to receive earnings attributable to the Participant’s RSU cash subaccount currently, and not on a deferred basis, by indicating such an election on the Participant’s Restricted Stock Deferral Agreement. If such an election is made, the Participant will receive in cash on each date on which the Company pays a dividend on its shares of Common Stock an amount equal to such dividend with respect to each RSU in the Participant’s RSU Account. Such payment shall be made in lieu of crediting any amount to the Participant’s RSU cash subaccount pursuant to Section VII.G hereof, and such Participant’s RSU cash subaccount will be deemed to be “zero” for all purposes under the Plan.

VIII.	METHOD OF DISTRIBUTION OF DEFERRED COMPENSATION

A.	At the time a Participant executes each separate Cash Compensation Deferral Agreement or Restricted Stock Deferral Agreement, the Participant shall elect one of the following two payment events which shall apply to all amounts deferred pursuant to such Deferral Agreement:

(i)	The earlier of: (a) the date specified by the Participant that is at least two (2) years following the effective date of the Deferral Agreement or (b) the tenth anniversary of Participant’s Separation from Service; or

(ii)	The earlier of: (a) the date specified by the Participant that is at least two (2) years following the effective date of the Deferral Agreement and (b) the date on which the Participant Separates from Service.

Notwithstanding any provision herein to the contrary, the Participant shall be deemed to have elected a Separation from Service payment event if no election is duly made. For purposes of the Plan, “Separation from Service” shall mean a Participant’s “separation from service” with the Company or Affiliates within the meaning of Code Section 409A and any applicable administrative policies of the Company.

B.	At the time a Participant executes each separate Deferral Agreement, the Participant shall elect one of the following two forms of payment which shall apply to all amounts deferred pursuant to such deferral agreement:

(i)	Lump Sum: a lump sum payment to be made on the first business day of the calendar year next following the calendar year during which the applicable payment event under Section VIII.A occurs or as soon as administratively practicable thereafter (not to exceed 60 days after such date); or

(ii)	Installments: ratable semi-annual installments payable over a period of 5 years, to commence on the first business day coinciding with or next following the January 1 or July 1 next following the applicable payment event under Section VIII.A or as soon as administratively practicable thereafter (not to exceed 60 days after such date).

Notwithstanding any provision herein to the contrary, the Participant shall be deemed to have elected a lump sum payment if no election is duly made.

C.	Notwithstanding anything in this Section VIII to the contrary, in the event of a Participant’s death, the balance of all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be distributed pursuant to the terms of Article X.

D.	Notwithstanding anything in this Section VIII to the contrary, in the event of a Participant’s Disability (as defined hereinafter), the balance of all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be distributed pursuant to the terms of Article XI.

E.	In the case of a Participant who is a “specified employee” (within the meaning of Code Section 409A and any administrative policies of the Company), no distribution payable due to Separation from Service shall be made before the date which is six (6) months after the date of Separation from Service. In the case of installment payments elected hereunder, only the first such installment payment shall be subject to such payment delay. Any amount subject to such payment delay shall continue to be adjusted for interest or earnings in accordance with the provisions of Article V or VII, as applicable, through the date of payment.

F.	A Participant may change his elections under Section VIII.A or Section VIII.B above at any time by duly completing, executing, and filing with the Committee his new election in an appropriate form designated by the Committee with respect to a given Cash Compensation Deferral Account and/or Restricted Stock Unit Account; provided however, (i) such election is made at least twelve (12) months prior to the date on which distribution of any portion of such Cash Compensation Deferral Account and/or Restricted Stock Unit Account is first to become payable; and (ii) any such change of election with respect to any distributions other than upon death, Disability, or Unforeseeable Emergency (as hereinafter defined) must defer the first payment from such Cash Compensation Deferral Account and/or Restricted Stock Unit Account for at least five (5) years from the date such payment would otherwise have been made pursuant to the Participant’s then current deferral election.

G.	At any time a Participant may withdraw all or any fixed dollar portion of any of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts by duly completing, executing, and filing with the Committee the appropriate form designated by the Committee establishing that the Participant has incurred an unforeseeable emergency (an “Unforeseeable Emergency”). An Unforeseeable Emergency is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, or (ii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by the cessation of deferrals under this Plan. The Committee, in its sole and absolute discretion, shall determine whether the Participant has suffered an Unforeseeable Emergency justifying a withdrawal and the amount of any such withdrawal, pursuant to the terms of this section.

H.	Notwithstanding the foregoing provisions of this Article VIII, upon a Change in Control, the Plan will (i) continue without change; or (ii) if the Board of Directors of the Company so elects in its sole and absolute discretion, be terminated and each Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be distributed as a lump sum within 60 days following the election to terminate the Plan; provided, however:

(i)	Any such election by the Board of Directors of the Company to terminate the Plan and distribute each Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be made within the 30 days preceding or the 12 months following the Change of Control event, and distributions shall be completed within 12 months of the Change of Control event;

(ii)	The Company shall terminate all deferred compensation plans that would be required to be aggregated with the Plan under Code Section 409A (“Aggregated Plans”);

(iii)	The Company shall make a distribution of all benefits to which each Participant is entitled under the terminated Plan and the Aggregated Plans; and

(iv)	Distributions shall be completed within 12 months of the Change of Control event.

Upon payment under this Section VIII.H, the obligation of the Plan and the Company to the Participant shall be fully satisfied and completely discharged, and the Participant shall be permanently barred from further participation in the Plan. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred only upon a “change in ownership,” “change in effective ownership,” or “change in ownership of substantial assets” (as such concepts are defined for purposes of Code Section 409A), summarized as follows:

(x)	a “change in ownership” occurs on the date that any one person, or more than one person acting as a group acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(y)	a “change in effective ownership” occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; and

(z)	a “change in ownership of substantial assets” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (i.e., the value of the assets determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

I.	Notwithstanding the foregoing provisions of this Article VIII and the elections made by a Participant thereunder:

(i)	if any distribution or withdrawal under the Plan to a Participant shall violate any securities laws, then such distribution or withdrawal shall be deferred until such condition no longer exists, and the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall continue to accrue interest and have investment returns measured in accordance with the terms of this Plan until such date; and

(ii)	with respect to any Participant, an acceleration of the time or schedule of any distribution or withdrawal under this Plan shall be allowed with respect to any situation permitted under Code Section 409A and the regulations thereunder.

J.	Any amounts debited from a Participant’s Cash Compensation Deferral Account and/or Restricted Stock Unit Account by reason of a distribution, withdrawal, or otherwise under this Article VIII, shall be debited from such Cash Compensation Deferral Account and/or Restricted Stock Unit Account as the case may be, and such other accounts, subaccounts, or other allocations in the same proportion that the amount in all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts has been credited at the time such debit is made, as determined by the Committee.

K.	To be effective, any elections under this Section VIII shall be made on such form, at such time and pursuant to such procedures as determined by the Committee in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Committee, in its sole discretion, may decide, and the Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

IX.	[RESERVED]

X.	DISTRIBUTION UPON DEATH

Notwithstanding anything contained in Section VIII.A or Section VIII.B to the contrary, if any Participant dies before receiving all amounts credited to each of his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts, the unpaid amounts in the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be paid on the first business day coinciding with or next following the first January 1 or July 1 immediately following the Participant’s date of death or as soon as administratively practicable thereafter (not to exceed 60 days after such date) in the form elected pursuant to the terms of Section VIII.B, to the Participant’s beneficiary or beneficiaries in accordance with the last effective beneficiary designation form filed by the Participant with the Committee. Each Participant shall file with the Committee a form indicating the person, persons, or entity who is to receive the Participant’s benefits under the Plan if he dies before receiving all the balances in his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts. A Participant’s beneficiary designation may be changed at any time prior to his death by execution and delivery of a new beneficiary designation form. If a Participant has failed to designate a beneficiary or no designated beneficiary survives the Participant, payment shall be made in a lump sum to the Participant’s surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a beneficiary shall be payable to the executor or personal representative of the Participant’s estate. A beneficiary who fails to survive a Participant by at least 10 days shall be deemed to have predeceased the Participant.

XI.	EFFECT OF DISABILITY OF PARTICIPANT

Notwithstanding anything contained in Section VIII.A or Section VIII.B to the contrary, in the event of the Disability of a Participant, the onset of such Disability shall be treated as the Participant’s applicable payment event. All amounts credited to each of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts, and remaining unpaid on the date of the onset of the Disability, shall be payable to the Participant on the first business day coinciding with or next following the first January 1 or July 1 immediately following the date of the onset of such Disability or as soon as administratively practicable thereafter (not to exceed 60 days after such date) in the form elected pursuant to the terms of Section VIII.B. For purposes of this Article XI of the Plan, “Disability” shall mean (a) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under the long-term disability plan of the Company.

XII.	BENEFIT PLANS

A.	With respect to any benefit plan under which a Director’s contribution is based on the Director’s compensation, the amount of the Participant’s contribution to any such plan shall not take into account the amount of the Participant’s compensation deferred under this Plan unless otherwise so specifically provided in such plan.

B.	No amount distributed to a Participant from a Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts under this Plan shall be deemed to be compensation with respect to a Participant’s entitlement to benefits under any employee benefit plan established by the Company for its Directors unless otherwise specifically provided in such plan.

XIII.	PARTICIPANT’S RIGHTS

Establishment of the Plan shall not be construed to give any Participant the right to be retained in the Company’s (or an affiliate’s) service or to any benefits not specifically provided by the Plan. A Participant shall not have any interest in the deferred compensation and earnings credited to his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts until such accounts are distributed in accordance with the Plan. All amounts deferred or otherwise held for the account of a Participant under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred or otherwise held for the account of a Participant, the Participant is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way. At its discretion, the Company may establish one or more grantor trusts to assist the Company in accumulating the funds needed to meets its obligation under the Plan.

XIV.	CLAIMS

A.	In the event that a person making a Claim (the “Claimant”) has a claim for benefits (the “Claim”) under the Plan, such Claim shall be made by the Claimant’s filing a notice thereof with the Claims Review Committee in care of the Company within ninety (90) days after such claimant first has, or should have, knowledge of such claim. The “Claims Review Committee” shall be established by members of the Committee from time to time. Each such Claim shall be referred to the Claims Review Committee for the initial decision with respect thereto. Each Claimant who has submitted a Claim to the Claims Review Committee shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Claims Review Committee for its consideration in rendering its decision with respect thereto. The Claims Review Committee shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of time for processing the Claim, in which event written notice of the extension which indicates the special circumstances requiring an extension of time and the date the Claims Review Committee expects to render its decision shall be furnished to the Claimant prior to the expiration of the initial ninety (90) day period, and such decision shall be rendered as soon as possible but in no event later than one hundred eighty (180) days following receipt of such Claim. A copy of such written decision shall be furnished to the Claimant.

B.	Each Claimant whose Claim has been denied by the Claims Review Committee shall be provided written notice thereof, which notice shall set forth:

(i)	the specific reason(s) for the denial;

(ii)	specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure hereunder for review of such Claim, including a statement of the Claimant’s right to bring a civil action following an adverse benefit determination on review;

all in a manner calculated to be understood by such Claimant.

C.

Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Claims Review Committee denying the Claim. Such review shall be conducted by the Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Claims Review Committee and shall be made by the written request of the Claimant or the Claimant’s duly authorized representative to the Committee. In the event of appeal, the Claimant or his duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review:

(i)	the proceedings of the Claims Review Committee with respect to such Claim;

(ii)	such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(iii)	such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Claims Review Committee.

The Committee may approve, disapprove or modify the decision of the Claims Review Committee in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include:

(v)	the specific reason(s) for the denial;

(w)	specific references to the pertinent provisions of the Plan upon which such decision is based;

(x)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits;

(y)	statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain information about such procedures; and

(z)	a statement of the Claimant’s right to bring an action.

The Claimant shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law, and not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretive issues in its determination of Claims, and the Committee’s exercise of such discretion shall be conclusive and binding on all affected persons so long as it is not arbitrary and capricious.

XV.	NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged, or encumbered, or be subject in any manner to alienation or anticipation. No Participant may borrow against his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts. No Cash Compensation Deferral Account and/or Restricted Stock Unit Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

XVI.	STATEMENT OF ACCOUNT

Statements will be sent to Participants within sixty (60) days after the end of each calendar quarter as to the balance in their Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts as of the end of such calendar quarter.

XVII.	ADMINISTRATION

The Administrator of the Plan shall be the Benefits Administrative Committee of the Company or any successor committee (the “Committee”). The Committee shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe, and implement the provisions thereof. Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

XVIII.	AMENDMENT AND TERMINATION

The Plan may, at any time, be amended or modified by the Board of Directors of the Company. The Board of Directors of the Company may terminate the Plan and distribute all benefits accrued hereunder only: (i) if the termination is in connection with a Change in Control pursuant to the terms of Section VIII.H, within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); or (ii) if all nonqualified deferred compensation plans that are account balance plans maintained by the Company are terminated, no payments are made within 12 months of the termination of the Plan (other than those that would have been paid absent the termination), all payments are made within 24 months of the termination of the Plan, and the Company does not adopt another nonqualified deferred compensation plan that is an account balance plan for a period of three (3) years following the date of the termination of the Plan. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant’s right to receive amounts previously accrued in his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts. Furthermore, unless explicitly provided otherwise, no amendment, modification, or termination of this Plan shall affect the Prior Plan whose terms were frozen and grandfathered under prior law effective as of December 31, 2004.

XIX.	GENERAL PROVISIONS

A.	Compliance with Code Section 409A. The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

B.	Notices. All notices to the Committee hereunder shall be delivered to the attention of the Secretary of the Committee. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

C.	Controlling Law. Except to the extent superseded by federal law, the laws of the state of North Carolina shall be controlling in all matters relating to the Plan.

D.	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

E.	Captions. The captions of sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning of construction of any of its provisions.

F.	Action by the Company. Any action required or permitted by the Company under the Plan shall be by resolution of its Board of Directors or any person or persons authorized by resolution of its Board of Directors.

G.	Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

H.	Withholding Payroll Taxes. To the extent required by the laws in effect at the time amounts are deferred or deferred compensation payments are made, the Company shall withhold (from other compensation in the case of deferrals) any taxes required to be withheld for federal, state, or local government purposes.

I.	Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law (including the Code), but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan shall remain in full force and effect.

J.	No Strict Construction. No rule of strict construction shall be applied against the Company, the Board of Directors, Committee, or any other person in the interpretation of any of the terms of the Plan or any rule or procedure established by the Company or Committee.

K.	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its Affiliates and their successors and assigns. The term “successors” as used herein shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

XX.	UNFUNDED STATE OF THE PLAN

Any and all payments made to the Participant pursuant to the Plan shall be made only from the general assets of the Company, or at the discretion of the Company, such payments shall be made from a grantor trust established by the Company. All accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.

IN WITNESS WHEREOF, Pharmaceutical Product Development, Inc. has caused its corporate seal to be hereunto affixed and has caused its name to be signed hereto by its Chief Executive Officer and attested by its Secretary, pursuant to due authority of its Board of Directors as of this          day of                             , 2008.

By:
Chief Executive Officer Pharmaceutical Product Development, Inc.

(Corporate Seal)

Attest:

Secretary